Exhibit 4.2

CAMERON INTERNATIONAL CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of January 1, 2008

TABLE OF CONTENTS

ARTICLE			PAGE
I	–	Definitions and Construction	I-1
II	–	Participation	II-1
III	–	Account Credits and Allocations of Income or Loss	III 1
IV	–	Deemed Investment of Funds	IV-1
VI	–	In-Service Withdrawals	V-1
VII	–	Termination Benefits	VII-1
VIII	–	Administration of the Plan	VIII-1
IX	–	Administration of Funds	IX-1
X	–	Nature of the Plan	X-1
XI	–	Miscellaneous	XI-1

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CAMERON INTERNATIONAL CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

W I T N E S S E T H :

WHEREAS, Cameron International Corporation (the “Company”) has heretofore adopted the Cameron International Corporation 2003 Supplemental Excess Defined Contribution Plan, hereinafter referred to as the “Plan,” to aid certain of its employees in making more adequate provision for their retirement;

WHEREAS, at all times since January 1, 2005, the Company has operated and administered the Plan in good faith compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Company desires to rename the Plan as the “Cameron International Corporation Nonqualified Deferred Compensation Plan” and to amend and restate the Plan in compliance with Section 409A of the Code;

WHEREAS, the Company desires to change the design of the Plan to provide for  direct deferral elections under the Plan thereby minimizing the linkage between such Plan and the Cameron International Corporation Retirement Savings Plan;

WHEREAS, the Company also maintains the Cameron International Corporation Supplemental Excess Defined Benefit Plan (the “DB SERP”), a nonqualified deferred compensation plan which provides supplemental benefits to certain employees of the Company and its affiliates in connection with certain limits that are exceeded under the provisions of the Cameron International Corporation Retirement Plan (the “Cash Balance Plan”); and

WHEREAS, in connection with the Company’s termination of the Cash Balance Plan, the Company is converting certain accrued benefits under the DB SERP to account balances and, as so converted, transferring the account balances under the DB SERP to the Plan with respect to participants in the DB SERP who will be eligible to make compensation deferrals under the Plan on and after January 1, 2008 and the Company desires to accommodate such transfer under the terms of the Plan;

NOW THEREFORE, the Plan is hereby renamed as the “Cameron International Corporation Nonqualified Deferred Compensation Plan” and amended and restated in its entirety as follows with no interruption in time, effective as of January 1, 2008, except as otherwise provided herein:

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Definitions and Construction

    1.1    Definitions.  Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1)	Account(s): A Participant’s Matching Account, Retirement Account, Cash Balance Account, and/or Deferral Account, including the amounts credited thereto.

(2)
Affiliate:  Each trade or business (whether or not incorporated) which together with the Company would be deemed to be a “single employer” within the meaning of subsections (b) or (c) of Section 414 of the Code, in each case as determined by an 80% control test.

(3)
As soon as administratively practicable:  For purposes of benefit distributions, a date of distribution that is as soon as administratively practicable as determined by the Committee following a permissible payment event, but in no event later than the later of the 15th day of the third calendar month following the date of the permissible payment event or December 31st of the calendar year in which the permissible payment event occurs.  In no event shall a Participant or his Beneficiary be permitted to designate the taxable year of the payment.

(4)
Base Salary:  The base rate of pay paid in cash by the Employer to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 3.1 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in Section 401(k) of the Code) or pursuant to a plan maintained under Section 125 of the Code; provided, however, that for each Plan Year, an amount equal to the applicable limitation in effect under Section 402(g) of the Code for such Participant (including catch up contributions, if such Participant is eligible therefor) shall be deducted from such Participant’s Base Salary for such Plan Year solely for purposes of computing the amount of such Participant’s Participant Deferrals under the Plan for such Plan Year.

(5)	Beneficiary: The person or persons entitled to receive the Participant’s benefits under the Plan in the event of the Participant’s death, as determined in accordance with Section 7.4.

(6)	Board: The Board of Directors of the Company.

(7)
Bonus:  Each cash incentive bonus, if any, paid in cash by the Employer to or for the benefit of a Participant for services rendered or labor performed, including the portion thereof that a Participant could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 3.1 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in Section 401(k) of the Code) or pursuant to a plan maintained under Section 125 of the Code but excluding any cash incentive bonuses or awards earned by the Participant over a service period of longer than twelve months; provided, however, that, for any Plan Year that a Participant elects to defer Bonus but not Base Salary, an amount equal to the applicable limitation in effect under Section 402(g) of the Code (including catch up contributions if such Participant is eligible therefor) shall be deducted from such Participant’s Bonus for such Plan Year solely for purposes of computing the amount of such Participant’s Participant Deferrals under the Plan for such Plan Year.

(8)
Cash Balance Account:  An individual account for each Participant who was a participant in the Excess Defined Benefit Plan who is an Eligible Employee as of the Effective Date, which is credited with his Cash Balance Deferral as provided in Section 3.4 and which is thereafter adjusted to reflect changes in value as provided in Section 3.5.

(9)	Cash Balance Deferral: The lump sum value of the Participant’s accrued benefit under the Excess Defined Benefit Plan as of December 31, 2007, as determined under the terms of such plan.

(10)
Change in Control:  Except as otherwise provided herein, the existence of a “Change in Control” shall be determined with respect to the Company and shall have the same meaning as such term has in the Cameron International Corporation 2005 Equity Incentive Plan.  With respect to an Employer other than the Company, the Employer shall be deemed to have undergone a Change in Control in the event that (a) the Employer ceases to be an Affiliate of the Company, provided that the transaction or series of transactions that resulted in such cessation constitutes a change in the ownership or effective control of the Employer or a majority shareholder of the Employer (or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, with the chain ending at the Employer), or (b) there is a change in the ownership of a substantial portion of the Employer’s assets, in each case within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(11)
Code:  The Internal Revenue Code of 1986, as amended.  References herein to provisions of the Code shall include any successor statute and the applicable regulations or other authoritative guidance promulgated thereunder.

(12)	Committee: The Cameron International Corporation Plans Administration Committee.

(13)	Company: Cameron International Corporation, its corporate successors, and the surviving corporation resulting from the merger of Cameron International Corporation with any other corporation(s).

(14)	Compensation: Base Salary and/or Bonus.

(15)
Deferral Account:  An individual account for each Participant, with one subaccount to which is credited his Participant Deferrals pursuant to Section 3.1 and with another subaccount to which is credited the value of his Supplemental Basic Account (as defined under this Plan prior to the Effective Date) as of December 31, 2007, and which separate subaccounts are adjusted to reflect changes in value as provided in Section 3.5.

(16)	Effective Date: January 1, 2008, as to this restatement of the Plan except as otherwise provided herein. The original effective date of the Plan was January 1, 2003.

(17)	Eligible Employee: Each individual who has been selected by the Chief Executive Officer of the Company for participation in the Plan.

(18)	Eligibility Period: The 30-day period following an Eligible Employee’s notification by the Committee of eligibility to participate in the Plan.

(19)	Employer: The Company and any other adopting entity that is designated to participate in the Plan pursuant to the provisions of Section 2.4.

(20)	ERISA: The Employee Retirement Income Security Act of 1974, as amended.

(21)	Excess Defined Benefit Plan: The Cameron International Corporation Supplemental Excess Defined Benefit Plan.

(22)	Exchange Act: The Securities Exchange Act of 1934, as amended.

(23)	Funds: The investment funds, if any, designated from time to time by the Committee for the deemed investment of Accounts pursuant to Section 4.1.

(24)
Inactive Participant:  An individual (a) for whom Account(s) were maintained under the Plan as of December 31, 2007 but who has not been designated as eligible to participate in the Plan as of or after January 1, 2008 in accordance with Section 2.1 or (b) who became a Participant on or after January 1, 2008 but whose eligibility to continue to defer Compensation and receive an allocation of Matching Deferrals and Retirement Deferrals under the Plan has ceased pursuant to Section 2.2.

(25)
Matching Account:  An individual account for each Participant, with one subaccount to which is credited the Matching Deferrals made on his behalf pursuant to Section 3.2 and with another subaccount to which is credited the value of his Supplemental Matching Account (as defined under the Plan prior to the Effective Date) as of December 31, 2007, and which separate subaccounts are adjusted to reflect changes in value as provided in Section 3.5.

(26)	Matching Deferrals: Deferrals made by the Employer on a Participant’s behalf pursuant to Section 3.2.

(27)
Participant:  Each Eligible Employee who has become a Participant pursuant to Article II or as a result of the transfer of certain account balances from the Excess Defined Benefit Plan to the Plan.  Where the context requires, the term “Participant” shall be deemed to include an Eligible Employee for purposes of Section 3.1 if such Eligible Employee has not yet become a Participant pursuant to Section 2.1.  The term “Participant” shall also include an Inactive Participant except as otherwise described in Section 2.3.

(28)	Participant Deferrals: Deferrals made by a Participant pursuant to Section 3.1.

(29)	Plan: The Cameron International Corporation Nonqualified Deferred Compensation Plan, as amended from time to time.

(30)	Plan Year: The twelve consecutive month period commencing January 1 of each year.

(31)	Qualified Compensation: “Compensation” as defined under the Savings Plan, but determined without regard to the limitation under Section 401(a)(17) of the Code.

(32)	Retirement Account: An individual account for each Participant which is credited with his Retirement Deferrals and which is thereafter adjusted to reflect changes in value as provided in Section 3.5.

(33)	Retirement Deferrals: Deferrals made by the Employer on a Participant’s behalf pursuant to Section 3.3.

(34)
Savings Plan:  The Cameron International Corporation Retirement Savings Plan, as amended from time to time, and, for purposes of Section 3.1(c), any other plan that includes a cash or deferred arrangement that is subject to Section 401(k) of the Code and is maintained by the Employer or an employer under common control with the Employer (within the meaning of Section 414(b), (c) or (m) of the Code).

(35)
Specified Employee:  An individual who on the date of his Termination of Service meets the definition of “key employee” in Section 416(i) of the Code (applied in accordance with the Treasury Regulations promulgated thereunder and without regard to subparagraph (5) thereof) and, as of the date of his Termination of Service, the Company or any Affiliate is publicly traded on an established securities market or otherwise.  The identification of Specified Employees for purposes of distributions upon Termination of Service pursuant to Article VII shall be made in accordance with the general requirements of Section 409A(a)(2)(B)(i) of the Code pursuant to any method elected by the Committee or, if no such election is made, under the default rules under such Code Section.

(36)
Termination of Service:  The termination of a Participant’s employment with the Employer and all Affiliates for any reason whatsoever.  Notwithstanding anything to the contrary herein, a Participant shall not be considered to have incurred a Termination of Service for purposes of the Plan if his termination does not constitute a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(37)	Trust: The irrevocable grantor trust established under the Trust Agreement.

(38)	Trust Agreement: The agreement entered into between the Employer and the Trustee pursuant to Article X.

(39)	Trust Fund: The funds and properties held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

(40)	Trustee: The independent commercial trustee or trustees qualified and acting under the Trust Agreement at any time.

(41)	Valuation Date: Each day that the New York Stock Exchange is open for business.

(42)	Vested Interest: The portion of a Participant’s Accounts which, pursuant to the Plan, is nonforfeitable.

    1.2   Number and Gender.  Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

    1.3   Headings.  The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

II.

Participation

      2.1   Participation.

(a)   Each individual who was a Participant in the Plan as of December 31, 2007 shall remain a Participant, provided that, unless such Participant is selected as an Eligible Employee as of the Effective Date or thereafter pursuant to Section 2.1(b) or 2.1(c), such individual shall be an Inactive Participant.

(b)  The Chief Executive Officer of the Company, in his sole discretion, shall select and notify those management or highly compensated employees of the Employer who shall become Eligible Employees.  An Eligible Employee may become a Participant, effective as of the first day of the next Plan Year following such Eligible Employee’s notification of eligibility, by executing and filing with the Committee the Compensation deferral election prescribed by the Committee prior to the start of such Plan Year.  No Participant in the Plan prior to the Effective Date shall be an Eligible Employee unless notified of his eligibility for participation in the Plan on or after the Effective Date pursuant to this Section 2.1(b) or Section 2.1(c).

(c)  Notwithstanding Section 2.1(b), after the start of a Plan Year, the Chief Executive Officer of the Company may, in his discretion, select and notify those Eligible Employees who may become Participants with respect to such Plan Year by executing and filing with the Committee, prior to the close of such Eligible Employee’s Eligibility Period and in accordance with the procedures established by the Committee, the Compensation deferral election prescribed by the Committee.  An Eligible Employee who has filed such election in accordance with this Section 2.1(c) shall become a Participant and be eligible to begin deferring Compensation under the Plan as of the first day of the first payroll period as may be administratively feasible after such election is timely filed; provided, however, that, as further described in Section 3.1(b)(iv), the Compensation deferred must be Compensation for services performed after the election.  Notwithstanding anything to the contrary in this Section 2.1(c), any Eligible Employee who has been notified of his eligibility for participation in the Plan in a Plan Year but after the start of such Plan Year shall not be permitted to begin participating in the Plan during such Plan Year unless he has been ineligible (other than for accrual of earnings) to participate in the Plan and all other nonqualified deferred compensation plans that are required to be aggregated with the Plan under Section 409A of the Code at any time during the 24-month period ending on the date the Eligible Employee is again designated for participation in the Plan pursuant to this Section 2.1(c).  Any Eligible Employee who is precluded from beginning to participate in the Plan during the Plan Year of his notification pursuant to the preceding sentence may begin participating in the Plan effective as of the first day of the next Plan Year following his notification of eligibility by executing and filing with the Committee the Compensation deferral election prescribed by the Committee prior to the start of such Plan Year.

(d)  Any Eligible Employee who has not filed a deferral election in accordance with Section 2.1(b) or 2.1(c) but whose Retirement Contributions (as such terms are defined under the Savings Plan) under the Savings Plan are limited by the provisions of Section 401(a)(4), 401(a)(17) and/or 415 of the Code shall become a Participant automatically upon being impacted by such limitation(s).

II-1

(e)  Any individual who will be credited by the Employer with a Cash Balance Deferral in accordance with Section 3.4 shall become a Participant effective as of the Effective Date.

(f)   Subject to the provisions of Section 2.2, a Participant who has been notified of his eligibility for participation in the Plan for any Plan Year commencing on or after the Effective Date (or after the start of any such Plan Year) shall remain eligible to defer Compensation hereunder and receive an allocation of Matching Deferrals and Retirement Deferrals for each Plan Year following his commencement of participation in the Plan until his Termination of Service.

     2.2   Cessation of Active Participation.  Notwithstanding any provision herein to the contrary, an individual who has become a Participant in the Plan pursuant to Section 2.1(b) or 2.1(c) shall cease to be entitled to defer Compensation hereunder and receive an allocation of Matching Deferrals and Retirement Deferrals effective as of the last day of any Plan Year date designated by the Chief Executive Officer of the Company.  Any such action by the Chief Executive Officer shall be communicated to the affected individual prior to the effective date of such action.  Such an individual may again become entitled to defer Compensation hereunder and receive an allocation of Matching Deferrals and Retirement Deferrals beginning as of the first day of any subsequent Plan Year selected by the Chief Executive Officer in his sole discretion.

     2.3   Effect of Inactive Participant Status.  Each Inactive Participant shall have all the rights of a Participant hereunder, provided that, notwithstanding anything to the contrary herein, he shall be ineligible to defer Compensation hereunder and receive an allocation of Matching Deferrals and Retirement Deferrals unless he is again chosen as an Eligible Employee in accordance with the provisions of Section 2.1.  In addition, notwithstanding anything to the contrary herein, subject to Section 10.3 and unless later selected as Eligible Employees pursuant to the provisions of Section 2.1(b) or 2.1(c), the Accounts of individuals who are Inactive Participants as of the Effective Date shall be funded by the Employer pursuant to the provisions of the Plan as in effect on December 31, 2007 and they shall be deemed to receive earnings with respect to their Accounts only in accordance with Section 4.3.  Finally, in accordance with Section 7.3(b), an Inactive Participant shall not be eligible to elect installment payment for distribution of his Plan benefits.

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      2.4   Designation of Additional Employers.  It is contemplated that other Affiliates may be designated to participate this Plan and thereby become an Employer.  Any Affiliate, whether or not presently existing, may become a party hereto if designated to so participate by the Committee.  Except as otherwise provided herein, the provisions of the Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that the power to appoint or otherwise affect the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Committee alone.  Transfer of employment among Employers and Affiliates shall not be considered a termination of employment hereunder and service with one Employer shall be considered service with all others.  Any Employer may, by appropriate action of its officers without the need for approval of its board of directors (or noncorporate counterpart) or the Committee, terminate its participation in the Plan.  Moreover, the Committee may, in its discretion, terminate an Employer’s Plan participation at any time, but distributions pursuant to any such termination of an Employer’s participation in the Plan shall be subject to the provisions of Section 11.5 and Treasury Regulation § 1.409A-3(j)(4)(ix).  Notwithstanding the foregoing, the termination of an Employer’s Plan participation may be effective only as of the end of a Plan Year if the Employer remains an Affiliate of the Company following such termination or, if the Employer does not remain as an Affiliate of the Company at such time, the termination shall be effective only at a time that complies with Section 409A of the Code.

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III.

Account Credits and Allocations of Income or Loss

      3.1   Participant Deferrals.

(a)  A Participant meeting the eligibility requirements of Section 2.1 may:

 (i)  Elect to defer a portion of such Participant’s Base Salary for each Plan Year in an amount equal to a specific dollar amount per pay period of such Participant’s Base Salary or an integral percentage of from 1% to 20% of such Participant’s Base Salary.  If a Participant elects to defer an integral percentage of such Participant’s Base Salary, such Participant may elect to establish a maximum Base Salary deferral, the dollar amount of which such Participant’s combined aggregate total of Base Salary deferrals for any Plan Year shall not exceed; and/or

(ii)   Elect to defer a portion of such Participant’s Bonus for each Plan Year in an amount equal to a specific dollar amount of such Participant’s Bonus or an integral percentage of from 1% to 75% of such Participant’s Bonus.  If a Participant elects to defer an integral percentage of such Participant’s Bonus, such Participant may elect to establish a maximum Bonus deferral, the dollar amount of which such Participant’s Bonus deferral for any Plan Year shall not exceed.

In the event that a Participant elects to defer an amount of Compensation pursuant to both Sections 3.1(a)(i) and 3.1(a)(ii) for any Plan Year, such Participant may also elect to establish a maximum combined Base Salary and Bonus deferral, the dollar amount of which such Participant’s combined aggregate total of Base Salary and Bonus deferrals for such Plan Year shall not exceed.

(b)  Compensation for a Plan Year not deferred pursuant to elections under Section 3.1(a) shall be received by such Participant in cash.  A Participant’s annual election to defer an amount of his Compensation pursuant to this Section 3.1 shall comply with the following requirements:

 (i)  Such election shall be made by effecting, on the form prescribed by the Committee and prior to the start of each Plan Year (except for newly Eligible Employees under Section 2.1(c)), a Participant Deferral election pursuant to which the Participant authorizes the Employer to reduce his Compensation in the elected amount and specifies the applicable time and form of payment of his benefits in accordance with the provisions of Article VII.  In consideration of such election, the Employer agrees to credit the amount specified in such election, subject to applicable Plan requirements to such Participant’s Deferral Account maintained under the Plan.

(ii)  The reduction in a Participant’s Compensation pursuant to his Participant Deferral election shall be effected by Compensation reductions each payroll period as determined by the Committee following the effective date of such election.  Such Compensation reductions shall apply with respect to all Compensation earned within the Plan Year to which the Participant Deferral election relates (except as provided in Sections 2.1(c) and 3.1(b)(iv) concerning newly Eligible Employees and Section 3.1(a) concerning maximum Participant Deferral elections) regardless of whether such Compensation is to be paid in the current Plan Year or the next following Plan Year.  For the sake of clarity, Compensation reductions attributable to elections to defer a Participant’s Bonus earned during a Plan Year shall be made within the next following Plan Year if the Bonus to which the Participant Deferral election relates is paid in such next following Plan Year.

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(iii)  Participant Deferrals made by a Participant shall be paid by the Employer to the Trust as soon as administratively feasible following the date upon which the Compensation deferred would have been received by such Participant in cash if he had not elected to defer such amount pursuant to this Section 3.1 and such Participant Deferrals shall be credited to the Participant’s Deferral Account as of the date such Participant Deferrals are received by the Trustee.

(iv)  Such election shall become effective as of the first day of the Plan Year that is immediately after the date the election is effected by the Participant and filed with the Committee.  Notwithstanding the foregoing, a Participant Deferral election made by an Eligible Employee who becomes a Participant pursuant to Section 2.1(c) shall (i) become effective with respect to deferrals of the Participant’s Base Salary as of the first day of the first payroll period as may be administratively feasible after such election filed and shall be effective only with respect to Base Salary earned on or after the first day of such payroll period and after the timely filing of such election, (ii) become effective as soon as administratively feasible with respect to deferrals of the Participant’s Bonus Compensation for the Plan Year that is earned over a performance period that coincides with the Plan Year or such Participant’s term of employment during such Plan Year, if less (“Annual Bonus Compensation”), but shall apply only to a portion of the Participant’s Annual Bonus Compensation for the Plan Year equal to the total amount of the Participant’s Annual Bonus Compensation for the Plan Year multiplied by the ratio of the number of days remaining in the Plan Year after the timely election over the total number of days in the Plan Year during which the Participant was employed by the Employer, and (iii) become effective with respect to Bonus Compensation other than Annual Bonus Compensation at the start of the first performance period that coincides with or begins after the date that the Participant first defers Bonus under the Plan.

(v)  A Participant Deferral election shall remain in force and effect for the entire Plan Year (or portion thereof) to which such election relates and, subject to Section 3.1(c), shall be irrevocable for such Plan Year.

(vi)  Any Plan provisions to the contrary notwithstanding, a Participant Deferral election shall be suspended during any period of unpaid leave of absence from the Employer and shall terminate immediately on the date such Participant incurs a Termination of Service.

(vii)  If a Participant has made a Participant Deferral election for any Plan Year, such election shall no longer be effective as of the first day of the subsequent Plan Year, except with respect to Compensation earned but not paid during the prior Plan Year.

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(viii)  A Participant who has made a Participant Deferral election may make a new Participant Deferral election for a subsequent Plan Year, if he satisfies the eligibility requirements set forth in Section 2.1, by effecting a new Participant Deferral election prior to the first day of such Plan Year and within the time period prescribed by the Committee.

(c)    In the event that a Participant receives a hardship distribution from the Savings Plan in accordance with Treas. Reg. §1.401(k)-1(d)(3), then such Participant’s Participant Deferral election then in effect, if any, shall terminate effective as soon as administratively practicable after such distribution.  A Participant whose Compensation deferral election has been so terminated may again elect to defer a portion of his Compensation effective as of the first day of any subsequent Plan Year during which he is an Eligible Employee by executing and delivering to the Employer, in accordance with the procedures established by the Committee, a new Compensation deferral election prior to the start of such Plan Year; provided, however, that a Participant shall not be permitted to elect to defer his Compensation prior to the first day of the first Plan Year commencing after the end of the elective deferral suspension period applicable to the Participant under the Savings Plan in connection with his receipt of a hardship distribution.

 3.2   Matching Deferrals.

(a)   For each Plan Year, the Employer shall defer on behalf of each Participant an amount equal to (A) Participant Deferrals up to 6% of his Qualified Compensation, minus (B) an amount equal to 100% of the maximum Matching Contributions that such Participant was eligible to receive under the Savings Plan for such Plan Year, with such maximum amounts to be determined based on a full plan year’s participation in the Savings Plan for such Plan Year.  Such Matching Deferrals shall be made under the Plan regardless of whether or the extent to which the Participant makes Basic Contributions under the Savings Plan for such Plan Year.  Matching Deferrals made on a Participant’s behalf pursuant to this Section 3.2 for a Plan Year shall be credited to such Participant’s Matching Account as of the date received by the Trustee.

(b)   Notwithstanding anything to the contrary in this Section 3.2, the amount of Matching Deferrals with respect to any Participant for a Plan Year shall not be affected by such Participant’s actions or inactions under the Savings Plan or any other qualified employer plan (as defined under Section 409A of the Code) that is sponsored by the Employer or its Affiliates and that provides for matching or other similar contingent contributions with respect to elective deferrals and other employee pre-tax contributions subject to the contribution restrictions under Section 401(a)(3) or 402(g) of the Code, and any after-tax contributions by such Eligible Participant to the Savings Plan or any such other qualified employer plan, to the extent that such actions or inactions would cause (i) an increase in the Matching Deferrals under the Plan for such Participant in excess of the limit with respect to elective deferrals under Section 402(g)(1)(A), (B), and (C) of the Code in effect for the Plan Year in which such action or inaction occurs, (ii) a decrease in the Matching Deferrals under the Plan for such Participant in excess of such Code limit and (iii) the amount of Matching Deferrals to exceed 100% of the matching or contingent amounts that would be provided under such qualified employer plan(s) absent plan-based restrictions that reflect limits on qualified plan contributions under the Code.

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      3.3   Retirement Deferrals.  For each Plan Year, the Employer shall defer an amount on behalf of each Participant equal to 3% of the excess, if any, of such Participant’s Qualified Compensation over the limit applicable under Section 401(a)(17) of the Code under the Savings Plan for such Plan Year.  In addition, for each Plan Year, the Employer shall defer an amount on behalf of each Participant equal to the amount, if any, by which his Retirement Contributions under the Savings Plan for such Plan Year were limited by Section 401(a)(4) and/or 415 of the Code.  Retirement Deferrals made on a Participant’s behalf pursuant to this Section 3.3 for a Plan Year shall be credited to such Participant’s Retirement Account as of the date received by the Trustee.

      3.4   Cash Balance Deferrals.  On the Effective Date, each Eligible Employee who was a participant in the Cameron International Corporation Supplemental Excess Defined Benefit Plan (the “Cash Balance Participants”) shall have a Cash Balance Account established in his or her name.  The Employer shall contribute the aggregate amount of the Cash Balance Deferrals on behalf of all Cash Balance Participants to the Trust as soon as administratively practicable following the Effective Date and each Cash Balance Participant’s Cash Balance Account shall be credited with his Cash Balance Deferrals as of the date received by the Trustee.  From and after such initial establishment of the Cash Balance Accounts under the Plan and credit as described in this Section 3.4, no further deferrals shall be credited to such Accounts but such Accounts shall be adjusted to reflect changes in value as provided in Section 3.5.

     3.5   Valuation of Accounts.  Subject to Section 4.3, all amounts credited to an Account shall be deemed invested in accordance with Article IV on the date such amount is credited to the Account, and, except as provided in Section 4.2, the balance of each Account shall reflect the result of the daily pricing of the assets in which such Account is deemed invested from the time of such crediting until the time of distribution.

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IV.

Deemed Investment of Funds

 4.1   Participant Directions.

(a)  Each Participant shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to his Accounts shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Committee.  Such Participant may designate one of such Funds for the deemed investment of all the amounts allocated to his Accounts or he may split the deemed investment of the amounts allocated to his Accounts between such Funds in such increments as the Committee may prescribe.  If a Participant fails to make a proper designation, then his Accounts shall be deemed to be invested in the Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner.  In the event that during any Plan Year the Committee does not make available Funds for the deemed investment of the amounts in Participants’ Accounts, the amounts in each Participant’s Accounts shall be credited with earnings at a rate of return set by the Committee prior to the start of the period during which no such Funds are available for the deemed investment of the amounts in Participants’ Accounts.

(b)  A Participant may change his deemed investment designation for future deferrals to be allocated to his Accounts.  Any such change shall be made in accordance with the procedures established by the Committee and the frequency of such changes may be limited by the Committee.

(c)  A Participant may elect to convert his deemed investment designation with respect to the amounts already allocated to his Accounts.  Any such conversion shall be made in accordance with the procedures established by the Committee and the frequency of such conversions may be limited by the Committee.

     4.2   Crediting Rate in the Absence of Funds.  Notwithstanding the provisions of Sections 3.5 and 4.1, if for any Plan Year (or portion thereof) the Committee does not make available Funds for the deemed investment of the amounts in Participants’ Accounts, then the amounts in each Participant’s Accounts shall be credited with earnings during such period based upon a rate of return set by the Committee prior to the start of such period.  The rate of return set by the Committee may be fixed for the entire Plan Year (or portion thereof) or it may vary from time to time based on one or more benchmark rates selected by the Committee.  As of each Valuation Date that occurs during a period for which this Section 4.2 applies, each Account of a Participant shall be increased to reflect an earnings allocation as described in this Section 4.2 based upon the balance in such Account as of the next preceding Valuation Date; provided, however, that the balance of such Account as of the next preceding Valuation Date shall be reduced by the amount of any distributions made therefrom since the next preceding Valuation Date.

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    4.3   Interest for Certain Inactive Participants.  Notwithstanding anything to the contrary herein, each month, the Accounts of each individual who was an Inactive Participant on the Effective Date shall be deemed to earn, and, as of the last day of such month, shall be credited with, a rate of interest equal to the average rate earned in the Fixed Income Fund of the Savings Plan during such month.  Notwithstanding the preceding provisions of this Section 4.3, in the event that an individual who was an Inactive Participant on the Effective Date later becomes an Eligible Employee, from and after the time he is designated as an Eligible Employee, his Accounts shall be credited with deemed investment earnings pursuant to the provisions of Section 4.1 and/or 4.2, as applicable.

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V.

Determination of Vested Interest and Forfeitures

    5.1   Deferral, Matching and Cash Balance Accounts.  A Participant shall have a 100% Vested Interest in his Deferral Account, Matching Account and Cash Balance Account (if any) at all times.

    5.2   Retirement Account.  A Participant’s Vested Interest in his Retirement Account shall equal such Participant’s Vested Interest in his “Retirement Account” under the Savings Plan.

    5.3   Forfeitures.  A Participant who has a Vested Interest in his Retirement Account that is less than 100% as of the date of his Termination of Service shall forfeit to the Employer the nonvested portion of such Account as of the date of such termination.  Notwithstanding the preceding provisions of this Article V, the vested portion of a Participant’s Account(s) may be forfeited to the Employer under Section 7.7.

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VI.

In-Service Withdrawals and Loans

    6.1   Prohibition on In-Service Withdrawals and Loans.  Participants shall not be permitted to make withdrawals from the Plan prior to incurring a Termination of Service.  Participants shall not, at any time, be permitted to borrow from their Accounts or the Trust Fund.

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VII.

Termination Benefits

    7.1   Amount of Benefit.  Upon a Participant’s Termination of Service, the Participant, or, in the event of the death of the Participant, the Participant’s Beneficiary, shall be entitled to a benefit equal in value to the Participant’s Vested Interest in the balance in his Accounts as of the Valuation Date next preceding the date the payment of such benefits is to be made or commence pursuant to Section 7.2.

 7.2    Time of Payment.

  (a)  Subject to Sections 7.2(b) and 7.2(c) and Section 11.10, payment of a Participant’s benefit under Section 7.1 shall be made or, in the case of installment payments elected pursuant to Section 7.3(b), commence upon the Valuation Date coincident with or next succeeding the date of such Participant’s Termination of Service.

  (b)  Notwithstanding anything to the contrary herein, in the case of a Participant who is a Specified Employee, a distribution upon such Participant’s Termination of Service (other than a Termination of Service that occurs as a result of his death) shall be made or commence to be made, as applicable, on the first business day that is six months after the Valuation Date coincident with or next succeeding the date of such Participant’s Termination of Service (or, if earlier, the death of the Participant).  If such Participant elected installment payments pursuant to Section 7.3(b), the second and subsequent installment payments shall occur on the Valuation Date coincident with or next following the anniversary of the date of his Termination of Service and each subsequent anniversary of his Termination of Service for the duration of the applicable installment period.

  (c)  Notwithstanding the foregoing provisions of this Section 7.2 or any election of installment payments pursuant to Section 7.3(b), in the event of the death of a Participant (including but not limited to a Specified Employee) prior to the commencement or complete distribution of his Account(s), the remaining balances in his Account(s) shall be paid to his Beneficiary in the form of a single lump sum as soon as administratively practicable following his death.

7.3   Alternative Forms of Benefit Payments.

(a)  Unless a Participant has elected installment payments pursuant to Section 7.3(b), a Participant’s benefit under Section 7.1 shall be paid in the form of a single lump sum payment.

(b)  A Participant (other than an Inactive Participant) may elect to receive his benefit payments under the Plan in annual installments, over any whole number of years from two to five.  Any such election shall be made by the Participant in writing on the form prescribed by the Committee at the time specified in Section 7.3(c).  The amount of each annual installment shall be computed by dividing the Participant’s Vested Interest in the unpaid balance in his Accounts as of the Valuation Date next preceding the date of payment of such annual installment by the number of annual installments remaining.  Notwithstanding any election by a Participant to receive his benefit payments under the Plan in installments, in the event of such Participant’s death prior to the end of the applicable installment period, the remaining balance in such Participant’s Account shall be paid as soon as administratively feasible following his death in one lump sum payment to such Participant’s Beneficiary.

VII-1

(c)  A Participant’s election pursuant to Section 7.3 shall be made on or before the date he first becomes a Participant; provided, however, that any employee of the Employer who was a Participant prior to the Effective Date shall make such election on or before December 31, 2007.

7.4   Beneficiaries.

(a)  Each Participant shall have the right to designate the Beneficiary or Beneficiaries to receive payment of his benefit in the event of his death.  Each such designation shall be made by executing the Beneficiary designation form prescribed by the Committee and filing the same with the Committee.  Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

(b)  If no such designation is on file with the Committee at the time of the death of the Participant or such designation is not effective for any reason as determined by the Committee, then the designated Beneficiary or Beneficiaries to receive such benefit shall be as follows:

(i)  If a Participant leaves a surviving spouse, his benefit shall be paid to such surviving spouse;

(ii)  If a Participant leaves no surviving spouse, his benefit shall be paid to such Participant’s executor or administrator, or to his heirs at law if there is no administration of such Participant’s estate.

    7.5   Accelerated Pay-Out of Certain Benefits.  Notwithstanding any provision in Section 7.3(b) to the contrary, if a Participant’s benefit payments are to be paid in a form other than entirely in a single lump sum payment and the aggregate amount to be paid with respect to such Participant is less than $100,000, then the Committee shall cause the entire remaining Vested Interest in the balance in such Participant’s Accounts to be paid in a single lump sum payment as soon as administratively practicable following such Participant’s Termination of Service, but subject to the delayed payment requirement for Specified Employees described in Section 7.2(b).

    7.6   Payment of Benefits.  To the extent the Trust Fund, if any, has sufficient assets, the Trustee shall pay benefits to Participants or their Beneficiaries, except to the extent the Employer pays the benefits directly and provides adequate evidence of such payment to the Trustee.  To the extent the Trustee does not or cannot pay benefits out of the Trust Fund or no Trust Fund has been established, the benefits shall be paid by the Employer.  Any benefit payments made to a Participant or for his benefit pursuant to any provision of the Plan shall be debited to such Participant’s Accounts.  All benefit payments shall be made in cash to the fullest extent practicable.

VII-2

    7.7   Unclaimed Benefits.  In the case of a benefit payable on behalf of a Participant, if the Committee is unable to locate the Participant or Beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Employer.  Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (without any adjustment for earnings or loss after the time of such forfeiture) shall be restored to the Plan by the Employer and paid in accordance with the Plan.

    7.8   Other Permitted Accelerated Payments.  Notwithstanding anything to the contrary in the Plan, the Committee may direct the accelerated payment of Plan benefits under the following circumstances:

    (a)   an individual other than the Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in such Participant’s account to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code) relating to such Participant;

    (b)   a Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government;

    (c)   a Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law;

    (d)   a Participant shall be entitled to receive a distribution of such portion of  the Vested Interest his Account, in a single lump sum payment, as is necessary to pay (I) the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code, where applicable, on Compensation deferred under the Plan (the “FICA Amount”), (II) the income tax at source on wages imposed under Section 3401 of the Code, or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and (III) to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section 7.8(d) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount;

    (e)   a Participant shall be entitled to receive distribution of such portion of the Vested Interest of his Account, in a single lump sum payment, as is required to be included in the Participant’s income as a result of the failure of the Plan to comply with Section 409A of the Code; provided, however, that such distribution shall not exceed the amount required to be included in the Participant’s income as a result of such failure;

VII-3

    (f)   a Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant.  Any such payment may not exceed (I) the amount of such taxes as are due as a result of participation in the Plan (the “Other Taxes”) and may be made in the form of withholding pursuant to the provisions of the applicable law or by distribution directly to the Participant and (II)  the income tax at source on wages imposed under Section 3401 of the Code as a result of the distribution of the Other Taxes and to pay the additional income tax at source on wages imposed under Section 3401 attributable to the payment of such additional Section 3401 wages and Other Taxes;

    (g)   a Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, in connection with the settlement of an arms’ length bona fide dispute between the Employer and the Participant as to the Participant’s right to benefits under the Plan to the extent contemplated under Section 409A of the Code without causing such distribution to be treated as an impermissible acceleration;

    (h)   a Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, under any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4) or any successor regulation thereto or prescribed by the Commissioner of Internal Revenue in generally applicable guidance published in the Internal Revenue Bulletin; and

    (i)    the Compensation Committee may direct, in its discretion, that the Vested Interest of each Participant in his Account under the Plan be distributed in connection with a termination of the Plan in accordance with Section 11.5.

Any distribution to be made pursuant to Section 7.8 (a)-(h) shall be made as soon as administratively practicable following the determination that such distribution should be made.

VII-4

VIII.

Administration of the Plan

     8.1   Appointment of Committee.  The general administration of the Plan shall be vested in the Committee.

    8.2   Self-Interest of Participants.  No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved.  In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the Compensation Committee shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

    8.3   Committee Powers and Duties.  The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:

(a)   To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

(b)   To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

(c)   To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(d)   To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

(e)   To determine in its discretion all questions relating to eligibility;

(f)   To determine whether and when a Participant has incurred a Termination of Service, and the reason for such termination;

(g)   To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by Participants and Beneficiaries in obtaining benefits hereunder;

(h)   To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements; and

(i)   To establish or designate Funds as investment options as provided in Section 4.1.

VIII-1

    8.4   Claims Review.  Claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified will be processed in accordance with the written Plan claims procedures established by the Committee, which procedures are hereby incorporated by reference as a part of the Plan as such procedures may be amended from time to time by the Committee.

    8.5   Employer to Supply Information.  The Employer shall supply full and timely information to the Committee, including, but not limited to, information relating to each Participant’s Compensation, retirement, death, or other cause of Termination of Service and such other pertinent facts as the Committee may require.  The Employer shall advise the Trustee, if any, of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee’s duties under the Plan and the Trust Agreement.  When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Employer.

    8.6   Indemnity.  In addition to whatever rights of indemnification a member of the Committee, or any other person or persons to whom any power, authority, or responsibility is delegated pursuant to the Plan, may be entitled under the articles of incorporation, regulations, or by-laws of the Company, under any provision of law, or under any other agreement or insurance policy or arrangement, the Company shall satisfy any liability actually and reasonably incurred by any such member or such other person or persons who are employed by the Company or any of its affiliates or were so employed at the time of the conduct giving rise to the liability occurred or failed to occur, including expenses, attorneys’ fees, judgments, fines, and amounts paid in settlement, in connection with any threatened, pending, or completed action, suit, or proceeding which is related to the exercise or failure to exercise by such member or such other person or persons of any of the powers, authority, responsibilities, or discretion provided under the Plan in good faith, but not any such liability as may arise out of willful misconduct.

    8.7    Change in Control.  Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control, the Committee’s powers and duties under the Plan shall cease to the extent, if any, such powers and duties are vested in the Trustee under the terms of any Trust Agreement.

VIII-2

IX.

Administration of Funds

    9.1   Payment of Expenses.  All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Committee, may be paid by the Employer and, if not paid by the Employer, shall be paid by the Trustee from the Trust Fund, if any.

    9.2     Trust Fund Property.  All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee, if any, shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement.  The Committee shall maintain one or more Accounts in the name of each Participant, but the maintenance of an Account designated as the Account of a Participant shall not mean that such Participant shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund.  No Participant shall have any title to any specific asset in the Trust Fund, if any.

IX-1

X.

Nature of the Plan

    10.1   Establishment of Trust Fund.  The Employer intends and desires by the adoption of the Plan to recognize the value to the Employer of the past and present services of employees covered by the Plan and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security.  The establishment of the Plan is made necessary by certain benefit limitations which are imposed on the Savings Plan by ERISA and by the Code.  The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer.  Plan benefits herein provided are a contractual obligation of the Employer which shall be paid out of the Employer’s general assets.  Nevertheless, subject to the terms hereof and of the Trust Agreement, subject to Section 2.4, the Employer shall transfer money or other property to the Trustee to provide Plan benefits hereunder and the Trustee shall pay Plan benefits to Participants and Beneficiaries out of the Trust in accordance with the terms of the Trust.  To the extent that the Employer transfers assets to the Trustee pursuant to the Trust Agreement, the Committee may, but need not, establish procedures for the Trustees to invest the Trust Fund in accordance with each Participant’s designated deemed investments pursuant to Section 4.1 respecting the portion of the Trust Fund assets equal to such Participant’s Accounts.

    10.2   Ownership of Trust Fund Assets.  The Employer shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Employer’s creditors if the Employer ever becomes insolvent.  For purposes hereof, the Employer shall be considered “insolvent” if (a) the Employer is unable to pay its debts as such debts become due or (b) the Employer is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute).  The Chief Executive Officer of the Employer and its board of directors shall have the duty to inform the Trustee in writing if the Employer becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties’ duty to give notice.  When so informed, the Trustee shall suspend payments to the Participants and Beneficiaries and hold the assets for the benefit of the Employer’s general creditors.  If the Trustee receives a written allegation that the Employer is insolvent, the Trustee shall suspend payments to the Participants and Beneficiaries and hold the Trust Fund for the benefit of the Employer’s general creditors, and shall determine in the manner specified in the Trust Agreement whether the Employer is insolvent.  If the Trustee determines that the Employer is not insolvent, the Trustee shall resume payments to the Participants and Beneficiaries.  No Participant or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund, and, upon commencement of participation in the Plan, each Participant shall have agreed to waive his priority credit position, if any, under applicable state law with respect to the assets of the Trust Fund.

    10.3  Limitation on Funding.  Notwithstanding anything to the contrary herein or in the Trust Agreement, in no event shall money and/or property be transferred to the Trust if such transfer would result in adverse tax consequences to a Participant pursuant to Section 409A(b) of the Code.

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XI.

Miscellaneous

    11.1   No Contract of Employment.  The adoption and maintenance of the Plan shall not be deemed to be a contract of employment or for other services between the Employer and any person or to be consideration for the employment of any person.  Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ or other service of the Employer, (b) restrict the right of the Employer to discharge any person or terminate any service relationship at any time, (c) give the Employer the right to require that any person to remain in the employ or service of the Employer, (d) restrict any person’s right to terminate his employment or service relationship with the Employer at any time, or (e) be a commitment on the part of the Employer to continue the rate of compensation of a Participant for any period.

    11.2  Alienation of Interest Forbidden.  The interest of a Participant or his Beneficiary or Beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

    11.3  Payments of Benefits to Others.  If any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Committee to be maintaining or responsible for the maintenance of such person.  Any payment made in accordance with the provisions of this Section 11.3 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.

    11.4  Withholding.  All Participant Deferrals, Matching Deferrals, Retirement Deferrals and Cash Balance Deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable local, state or federal law.

    11.5  Amendment and Termination.

(a)   The Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would adversely affect any Participant who is receiving benefits under the Plan or whose Accounts are credited with any contributions thereto, unless an equivalent benefit is provided under another plan or program sponsored by the Employer; provided further, however, that, notwithstanding the foregoing (and without constituting an impermissible impairment of Participant rights in violation of this sentence), the Committee may make such amendments to the Plan as are necessary or advisable, as determined by the Committee in its discretion, to enable the Plan and the Account(s) of the Participants established hereunder to comply with the requirements of Section 409A of the Code.

(b)   The Committee may, in its sole discretion (and without constituting an impermissible impairment of Participant rights in violation of Section 11.5(a)), terminate the Plan and accelerate the time and form of payment of all Vested Interests in Accounts under the Plan, under the following circumstances:

(i)   the Committee may terminate and liquidate the Plan within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the balance of all of the Participants’ Accounts under the Plan are included in the Participants’ respective gross incomes in the latest of (1) the calendar year in which the Plan termination and liquidation occurs; (2) the calendar year in which the Participant attains a 100% Vested Interest in such amount, or (3) the first calendar year in which the payment is administratively practicable;

(ii)   the Committee may, in its discretion, terminate and liquidate the Plan in connection with a Change in Control of the Company (or, with respect to a Participant who is employed by an Employer other than the Company, a Change in Control of such Employer), provided that the following requirements are satisfied:

a.
the Change in Control of such entity constitutes a change in ownership or control of such entity or a substantial portion of its assets within the meaning of Section 409A of the Code (a “409A Change in Control”) and the Committee (or, if applicable, its appropriate counterpart with respect to any Employer other than the Company) takes irrevocable action to terminate and liquidate the Plan within 30 days preceding or 12 months following such 409A Change in Control;

b.
the Vested Interest of each Participant in his Account under the Plan and all Other Arrangements (as defined in paragraph (c) below) are distributed within 12 months following the date that all necessary action to terminate and liquidate the Plan and the Other Arrangements is irrevocably taken; and

c.
all plans, arrangements, methods, programs and other arrangements that are sponsored by the “service recipient” (within the meaning of Section 409A of the Code), as determined immediately following such 409A Change in Control, with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation § 1.409A-1(c)(2) (collectively, the “Other Arrangements”), are terminated and liquidated with respect to each Participant who experienced such 409A Change in Control.  For purposes of any 409A Change in Control that results from an asset purchase transaction, the applicable “service recipient” with the discretion to liquidate and terminate the Plan and the Other Arrangements shall be the “service recipient” that is primarily liable immediately after the transaction for the payment of the Plan benefits.

(iii)  the Committee may, in its discretion, terminate and liquidate the Plan, provided that

a.
the termination and liquidation does not occur proximate to a down turn in the financial health of the Company and all entities that would be considered a single “service recipient” along with the Company under Section 409A;

b.
such “service recipient” terminates and liquidates all plans, agreements, methods, programs and other arrangements sponsored by the service recipient that would be aggregated with any terminated and liquidated plans, agreements, methods, programs and other arrangements under Treasury Regulation § 1.409A-1(c) if the same Participant had deferrals of compensation under all such plans, agreements, methods, programs or other arrangements;

c.
no payments in liquidation of the Plan are made within 12 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of such arrangements if the action to terminate and liquidate the Plan had not occurred;

d.	all payments are made within 24 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

e.
the Company and all other entities required to be considered a single “service recipient” within the meaning of Section 409A of the Code do not adopt a new Plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation §1.409A-1(c) if the same Participant participated in both plans at any time within three years following the date that the service recipient took all necessary action to irrevocably terminate and liquidate the Plan.

(iv)  the Committee may, in its discretion, terminate and liquidate the Plan upon such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

In the event that the Plan is terminated, the Vested Interest in the balance in a Participant’s Accounts shall be paid to such Participant or his Beneficiary in the manner specified by the Committee (but subject to the distribution timing requirements described above), which may include the payment of a single lump sum payment in full satisfaction of all of such Participant’s or Beneficiary’s benefits hereunder.

    11.6  Severability.  If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

    11.7  Controlling Status.  No Participant shall be eligible for a benefit under the Plan unless such Participant is a Participant on the date of his retirement, death, or other termination of employment.

    11.8  Claims of Other Persons.  The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Employer, its officers, employees, or directors or the Committee or the members of the Committee, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

    11.9  Provisions Binding.  All of the provisions of this Plan shall be binding upon all persons who will be entitled to any benefit hereunder, including but not limited to all Participants and their heirs and personal representatives.

    11.10  Timing of Payments.  Payment of Plan benefits may be subject to administrative or other delays that result in payment to the Participant or his beneficiaries on a date later than the date specified in the Plan or the Participant’s election form.  Any such payment delays will comply with Section 409A of the Code, including without limitation Treasury Regulation § 1.409A-2(b)(7).  No Participant or Beneficiary shall be entitled to any additional earnings or interest in respect of any such payment delays, nor shall any Participant or Beneficiary be provided any election with respect to the timing of any delayed payment.

    11.11  Governing Laws.  All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

    11.12  Section 409A Transition Relief.  The Company’s amendment and restatement of the Plan as provided in this instrument is intended to constitute compliance with the requirements of Section 409A of the Code and the final regulations promulgated thereunder.  Pursuant to IRS Notice 2007-86, additional transition relief has been provided with respect to various aspects of compliance with Section 409A of the Code, including, without limitation, compliance with the final regulations issued thereunder and documenting time and form of payment provisions that comply with such final regulations.  Notwithstanding anything to the contrary herein, the Company reserves the right, in its discretion, to interpret the requirements of the Plan in accordance with the good faith interpretation standard applicable under IRS Notice 2007-86 and to avail itself (and, in its discretion, to allow Participants  to avail themselves) of the transition relief available under IRS Notice 2007-86 and the other applicable authoritative guidance referenced therein or subsequently published in the IRS’s Cumulative Bulletin even if not expressly reflected in this instrument.

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EXECUTED this 19 day of December, 2007, effective as provided above.

CAMERON INTERNATIONAL CORPORATION
By: /s/ Joseph H. Mongrain
Joseph H. Mongrain
Vice President, Human Resources

Signature Page to
Cameron International Corporation
Nonqualified Deferred Compensation Plan